                            MASTER DISTRIBUTION PLAN
                                (CLASS S SHARES)

                          EFFECTIVE SEPTEMBER 25, 2009

     SECTION 1. Each registered investment company, as described in Schedule A to this plan (each individually referred to as "Fund", or collectively, "Funds"), severally, on behalf of each of its series of common stock or of beneficial interest, as the case may be, set forth in Schedule A to this plan (each, a "Portfolio"), may act as a distributor of the Class S Shares of such Portfolio (the "Shares") of which such Fund is the issuer, pursuant to Rule12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Master Distribution Plan (the "Plan").

     SECTION 2. The Fund may incur expenses pursuant to this Plan on behalf of a Portfolio at the applicable annual rate set forth on Schedule A under "Maximum Aggregate Fee" of the average daily net assets of the Portfolio attributable to the Shares. Such expenses shall be subject to any applicable limitations imposed from time to time by the applicable rules of Financial Industry Regulatory Authority ("FINRA").

     SECTION 3. The Fund may expend amounts under this Plan to finance distribution-related services for the Shares of each Portfolio. Distribution-related services shall mean any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, organizing and conducting sales seminars, implementing advertising programs, engaging finders and paying finders fees, printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders, preparing and distributing advertising material and sales literature, making supplemental payments to dealers and other institutions as asset-based sales charges, and administering this Plan.

     The Fund has selected Invesco Aim Distributors, Inc. ("Distributors") to provide distribution-related services on behalf of and for the Shares of each Portfolio. Distributors may provide such distribution-related services either directly or through third parties.

     SECTION 4. The Fund may also expend amounts under this Plan to finance payments of service fees under arrangements for personal continuing shareholder services. Personal continuing shareholder services may include, but shall not be limited to, the following: (I) distributing sales literature to customers; (ii) answering routine customer inquiries concerning the Fund and the Shares; (iii) assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several retirement plans offered in connection with the purchase of Shares; (iv) assisting customers in the establishment and maintenance of customer accounts and records, and in the placement of purchase and redemption transactions; (v) assisting customers in investing dividends and capital gains distributions automatically in Shares; and
(vi) providing such other information and services as the Fund or the customer may reasonably request.

     Distributors may implement these arrangements either directly or through third parties.

     SECTION 5. All amounts expended pursuant to this Plan shall be paid to Distributors pursuant to the related agreement to this Plan attached hereto as Exhibit A and are the legal obligation of the Fund and not of Distributors. The maximum service fee payable by the Fund on behalf of a Portfolio for personal continuing shareholder services shall be fifteen one-hundredths of one percent (0.15%), or such lower rate for the Portfolio as is specified on Schedule A, per annum of the average daily net assets of the Portfolio attributable to the Shares owned by the customers of entity providing such shareholder services.

     No provision of this Plan shall be interpreted to prohibit any payments by the Fund with respect to the Shares of a Portfolio during periods when the Fund has suspended or otherwise limited sales of such Shares.

     SECTION 6. Distributors shall provide to the Fund's Board of Directors/Trustees ("Board of Trustees") and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

     SECTION 7. This Plan and any agreement related to this Plan shall become effective immediately, with respect to any Portfolio, upon the receipt by the applicable Fund of both (a) the affirmative vote of a majority of the Board of Trustees of the Fund, and (b) the affirmative vote of a majority of those Directors\Trustees ("Trustees") of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Dis-interested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 8. Any material amendments to this Plan must be approved, with respect to any Portfolio, by both (a) the affirmative vote of a majority of the Board of Trustees of the applicable Fund, and (b) the affirmative vote of a majority of the Dis-interested Trustees, cast in person at a meeting called for the purpose of voting on the amendment. In addition, this Plan may not be amended with respect to the Shares of any Portfolio to increase materially the amount to be spent for distribution provided for in Section 2 hereof unless such amendment is approved by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Shares of such Portfolio.

     SECTION 9. Unless sooner terminated pursuant to Section 10, this Plan and any related agreement shall continue in effect for the Shares of each Portfolio until June 30, 2010 and thereafter each shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 7.

     SECTION 10. This Plan may be terminated with respect to the Shares of any Portfolio at any time by vote of a majority of the Dis-interested Trustees of the applicable Fund, or by vote of a majority of the outstanding Shares of such Portfolio. If this Plan is terminated with respect to a Portfolio, the obligation of the Fund to make payments pursuant to this Plan with respect to such Portfolio will also cease and the Fund will not be required to make any payments with respect to such Portfolio beyond the termination date.

     SECTION 11. Any agreement related to this Plan shall be made in writing, and shall provide:

     (a) that such agreement may be terminated at any time, with respect to the Shares of any Portfolio, without payment of any penalty, by vote of a majority of the Dis-interested Trustees of the applicable Fund or by a vote of the outstanding Shares of such Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

                                   SCHEDULE A
                                       TO
                            MASTER DISTRIBUTION PLAN
                                (CLASS S SHARES)

                         (DISTRIBUTION AND SERVICE FEES)

     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class S Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class S Shares of each Portfolio to the average daily net assets of the Class S Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class S Shares of the Portfolio.

                                   MINIMUM
                                    ASSET
                                    BASED    MAXIMUM    MAXIMUM
                                    SALES    SERVICE   AGGREGATE
AIM EQUITY FUND                     CHARGE     FEE        FEE
---------------                    -------   -------   ---------
PORTFOLIO - CLASS S SHARES
AIM Charter Fund                    0.00%     0.15%      0.15%
AIM Summit Fund                     0.00%     0.15%      0.15%

                                   MINIMUM
                                    ASSET
                                    BASED    MAXIMUM    MAXIMUM
                                    SALES    SERVICE   AGGREGATE
AIM GROWTH SERIES                   CHARGE     FEE        FEE
--------------------------         -------   -------   ---------
PORTFOLIO - CLASS S SHARES
AIM Conservative Allocation Fund    0.00%     0.15%      0.15%
AIM Growth Allocation Fund          0.00%     0.15%      0.15%
AIM Moderate Allocation Fund        0.00%     0.15%      0.15%

* The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the Portfolio (or Class thereof).

(INVESCO AIM(SM) LOGO)   MASTER RELATED AGREEMENT TO
                         MASTER DISTRIBUTION PLAN
                         (CLASS S SHARES)

     This Master Related Agreement (the "Agreement") is entered into in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by each registered investment company, listed in Schedule A to this Agreement (each individually referred to as a "Fund", or collectively, "Funds"), severally, on behalf of each of the series of common stock or beneficial interest, as the case may be, set forth in Schedule A to this Agreement (each, a "Portfolio"), with respect to the Class S Shares of each such Portfolio listed on Schedule A. This Agreement, being made between Invesco Aim Distributors, Inc. ("Distributors") and each Fund, on behalf of each applicable Portfolio, defines the services to be provided by Distributors, or its designees, for which it is to receive payments pursuant to the Master Distribution Plan (Class S Shares) (the "Plan") adopted by each of the Funds. The Plan has been approved by a majority of the directors/trustees ("Trustees") of each of the Funds, including a majority of the Trustees who have no direct or indirect financial interest in the operation of the Plan or this Agreement (the "Dis-Interested Trustees"), by votes cast in person at a meeting called for the purpose of voting on the Plan.

1. a. Distributors may use payments received pursuant to Paragraph 2 of this Agreement to provide continuing personal shareholder services to customers who may, from time to time, directly or beneficially own shares of the Funds. Continuing personal shareholder services may include but are not limited to, distributing sales literature to customers, answering routine customer inquiries regarding the Funds, assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several special investment plans offered in connection with the purchase of the Funds' shares, assisting customers in the establishment and maintenance of customer accounts and records and in the placement of purchase and redemption transactions, assisting customers in investing dividends and capital gains distributions automatically in shares, and providing such other services as the Funds or the customer may reasonably request and Distributors agrees to provide. Distributors will not be obligated to provide services which are provided by a transfer agent for a Fund with respect to a Portfolio.

     b. Distributors may also use the payments received pursuant to Paragraph 2 of this Agreement for distribution-related services. As used in this Agreement, "distribution-related services" shall mean any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, organizing and conducting sales seminars, implementing advertising programs, engaging finders and paying finders fees, printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders, preparing and distributing advertising material and sales literature, making supplemental payments to dealers and other institutions as asset-based sales charges, and administering the Plan.

     c. Distributors may provide the services described in paragraphs a. and b. above either directly or through third parties (its "designees").

2. For the services provided by Distributors or its designees pursuant to this Agreement, each Fund shall pay Distributors a fee, calculated at the end of each month at the annual rate set forth in Schedule A, or such lesser rate as shall be agreed to by Distributors, as applied to the average net asset value of the shares of such Fund purchased or acquired through exchange on or after the Plan Calculation Date shown for such Fund on Schedule A.

3. The total of the fees calculated for all of the Funds listed on Schedule A for any period with respect to which calculations are made shall be paid to Distributors within 10 days after the close of each month.

4. Distributors shall furnish the Funds with such information as shall reasonably be requested by the Trustees of the Funds with respect to the fees paid to Distributors pursuant to this Agreement.

5. Distributors shall furnish the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

6. Distributors may enter into other similar Master Related Agreements with any other investment company without a Fund's consent.

7. This Agreement shall become effective immediately upon its approval by a majority of the Trustees of each of the Funds, including a majority of the Dis-Interested Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan and this Agreement.

8. This Agreement shall continue in full force and effect as long as the continuance of the Plan and this Agreement are approved at least annually by a vote of the Trustees, including a majority of the Dis-Interested Trustees, cast in person at a meeting called for the purpose of voting thereon.

9. This Agreement may be terminated with respect to any Fund at any time without payment of any penalty by the vote of a majority of the Trustees of such Fund who are Dis-interested Trustees or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice. It will be terminated by any act which terminates the Fund's Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

10.  This Agreement may be amended by mutual written agreement of the parties.

11. All communications should be sent to the address of each signor as shown at the bottom of this Agreement.

12. This Agreement shall be construed in accordance with the laws of the State of Texas.

INVESCO AIM DISTRIBUTORS, INC.


By: /s/ John S. Cooper
    ---------------------------------
Name: John S. Cooper
Title: President
       11 Greenway Plaza, Suite 100
       Houston, Texas 77046-1173


EFFECTIVE SEPTEMBER 25, 2009.

FUND (LISTED IN SCHEDULE A)
on behalf of the Class S Shares of each Portfolio listed on Schedule A


By: /s/ John M. Zerr
    ---------------------------------
Name: John M. Zerr
Title: Senior Vice President